SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                FORM 8-A/A No. 1

                For Registration of Certain Classes of Securities
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934


                         NATIONAL PENN BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)


         Pennsylvania                               23-2215075
   (State of incorporation                      (I.R.S. Employer
       or organization)                         Identification No.)


Philadelphia and Reading Avenues, Boyertown, PA         19512
   (Address of principal executive offices)           (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                          Name of each exchange on which
to be so registered                          each class is to be registered

      None                                             Not Applicable


Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Stock Purchase Rights
                                (Title of Class)

Item 1.  Description of Registrant's Securities to be Registered.

         On August 23, 1989, National Penn Bancshares, Inc. (the "Registrant") and National Bank of Boyertown, a national banking association and a wholly-owned subsidiary of the Registrant (the "Bank"), as Rights Agent, executed a Rights Agreement dated as of August 23, 1989 (the "Rights Agreement"). Pursuant to the Rights Agreement, holders of shares of the Registrant's common stock also hold certain Rights (as defined in the Rights Agreement) currently attached thereto. A description of the Rights is contained in the Registrant's registration statement on Form 8-A dated September 11, 1989 and filed under Section 12(g) of the Securities Exchange Act of 1934 on September 21, 1989.

         On August 21, 1999, the Registrant and the Bank (now named National Penn Bank), as Rights Agent, executed an Amendment to Rights Agreement dated as of August 21, 1999 (the "Amendment").

         The Amendment amends the Rights Agreement to extend the term of the Rights (as defined in the Rights Agreement) to August 22, 2009, and makes certain other immaterial changes in the Rights Agreement.

         The provisions of the Rights Agreement, as amended by the Amendment, are subject to further amendment by the Registrant and the Bank, without limitation, at any time prior to the Distribution Date (as defined in the Rights Agreement).

         A copy of the Amendment (including as Exhibit "A" thereto, the Rights Agreement) is filed herein as Exhibit 2. The above description, and the description contained in the registration statement on Form 8-A as filed on September 21, 1989, are qualified in their entirety by reference to the text of the Amendment and the Rights Agreement.

Item 2.  Exhibits.

  Exhibit Number                                     Description

         2 Amendment to Rights Agreement dated as of August 21, 1999, between National Penn Bancshares, Inc. and National Penn Bank, as Rights Agent (including as Exhibit "A" thereto, the Rights Agreement dated as of August 23, 1989, between National Penn Bancshares, Inc. and National Bank of Boyertown, as Rights Agent).


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



                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                            NATIONAL PENN BANCSHARES, INC.


                                            By /s/ Lawrence T. Jilk, Jr.
                                                Lawrence T. Jilk, Jr.,
                                                Chairman


Dated:  August 21, 1999

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



                                  EXHIBIT INDEX


Exhibit Number                                       Description

         2 Amendment to Rights Agreement dated as of August 21, 1999, between National Penn Bancshares, Inc. and National Penn Bank, as Rights Agent (including as Exhibit "A" thereto, the Rights Agreement dated as of August 23, 1989, between National Penn Bancshares, Inc. and National Bank of Boyertown, as Rights Agent).

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